Exhibit 10.16

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT

BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR
CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A
PLACEHOLDER IDENTIFIED BY THE MARK “[******]”

Termination Memorandum

KOEI JAPAN Co., Ltd. (hereinafter referred to as “Party A”) and Robert Wagner (hereinafter referred to as “Party B”)

) and Maki Wagner (hereinafter referred to as “Party C”) hereby agree to terminate, by mutual consent, the Consulting Services Agreement entered into among them, as set forth below.

Article 1 (Specification of the Agreement)

1.	Party A and Party B hereby terminate the “Consulting Services Agreement” executed on February 1, 2025.

2.	Party A and Party C hereby terminate the “Consulting Services Agreement” executed on August 1, 2024.

Article 2 (Termination Date)

The termination date for each contract under this Memorandum of Understanding shall be August 31, 2025.

Article 3 (Reason for Termination)

This termination is carried out by mutual agreement among Party A, Party B, and Party C in order to transition to a new corporate consulting agreement.

Article 4 (Settlement and Handling of Outstanding Payments)

1.	Party A shall settle any outstanding fees or reimbursable expenses incurred in the performance of services up to the termination date with Parties B and C in accordance with the respective agreements.

2.	Except as provided above, the parties hereby confirm that they have no mutual claims or obligations against each other in connection with this Agreement.

Article 5 (Confidentiality, Non-Competition, etc.)

Obligations regarding confidentiality, non-competition, and other provisions that remain in effect after the termination of this Agreement shall remain in effect until September 1, 2026.

Article 6 (Miscellaneous)

1.	This Memorandum of Understanding shall take effect on the date it is signed and sealed by duly authorized representatives of Party A, Party B, and Party C.

2.	In the event of any matters not provided for in this Memorandum of Understanding or any ambiguities arising therefrom, Party A, Party B, and Party C shall consult in good faith to seek an amicable resolution.

3.	This Memorandum of Understanding shall be governed by the laws of Japan.

Article 7 (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 8 (Dispute Resolution)

All disputes, controversies, or differences of opinion that may arise out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the Rules of Commercial Arbitration of the Japan Commercial Arbitration Association. The place of arbitration shall be Tokyo, Japan. There shall be one arbitrator. The arbitration proceedings shall be conducted in Japanese.

Article 9 (Matters for Consultation)

With respect to matters not provided for in this Agreement and in the event of any doubt regarding the interpretation of this Agreement, Party A and Party B shall consult in good faith to seek an amicable resolution.

To evidence the execution of this Agreement, three copies of this document shall be prepared, and Party A, Party B, and Party C shall each sign and affix their seals thereto, retaining one copy each.

However, if this Agreement is concluded as an electronic contract, an electronic record of this Agreement shall be created as evidence of its conclusion, Party A and Party B shall affix their electronic signatures thereto, and each shall retain their respective electronic records.

August 31, 2025

(Party A)
1-13-3 Fukuura, Kanazawa-ku, Yokohama City, Kanagawa Prefecture
KOEI JAPAN Co., Ltd.
Representative Director: Mamoru Iwamoto

/s/ Mamoru Iwamoto

(Party B)
[******]TX [******], U.S.A.
Robert Wagner

/s/ Robert Wagner

(C)
[******]TX [******], U.S.A.
Maki Wagner

/s/ Maki Wagner